Exhibit 1.8

2550, 300 – 5th Avenue S.W.
Calgary, Alberta T2P 3C4
Telephone: (403) 216-3939
Facsimile: (403) 234-8731
Website: www.totalenergy.ca

News Release

January 13, 2017

Total Energy Services Inc. Announces Intention to Purchase Common Shares of Savanna Energy Services Corp. on the TSX

CALGARY, ALBERTA – Total Energy Services Inc. (“Total” or the “Corporation”) announced today that it intends, subject to market conditions and applicable securities laws, to purchase common shares (the “Savanna Shares”) of Savanna Energy Services Corp. (“Savanna”) through the facilities of the Toronto Stock Exchange (the “TSX”). Purchases of Savanna Shares may occur from time to time during the period commencing on January 16, 2017 and ending at the expiry time of Total’s offer (the “Offer”) to acquire all of the issued and outstanding Savanna Shares.

Under applicable Canadian securities laws, the aggregate number of Savanna Shares that may be acquired by Total or any of its affiliates through the facilities of the TSX is limited to 5% of the outstanding Savanna Shares as at the date of the Offer (being December 9, 2016). The purchase price for any Savanna Shares acquired by Total or any of its affiliates through the facilities of the TSX may be different than the per share value ascribed to the Savanna Shares under the Offer. Total will be required to issue and file a news release, setting out information concerning the number of Savanna Shares purchased and other information prescribed by applicable Canadian securities laws, after the close of business on each day on which Total or any of its affiliates purchase Savanna Shares.

Total’s objective in purchasing Savanna Shares, as contemplated by this news release, is to assist it in achieving its previously stated objective of acquiring 100% of the Savanna Shares.

The expiry time for the Offer is 11:59 p.m. (Pacific Time) on March 24, 2017, unless the Offer is accelerated or extended by Total or withdrawn by Total.

About Total

Total is a growth oriented energy services corporation involved in contract drilling services (Chinook Drilling), rentals and transportation services (Total Oilfield Rentals) and the fabrication, sale, rental and servicing of natural gas compression (Bidell Gas Compression) and process equipment (Spectrum Process Systems).

The TSX has neither approved nor disapproved of the information contained herein.

This News Release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Notice to U.S. Holders

The Offer is made for the securities of a company formed outside of the United States. The Offer is subject to disclosure requirements of Canada that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with Canadian accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for a securityholder in the United States to enforce his/her/its rights and any claim a securityholder may have arising under the U.S. federal securities laws, since the issuer is located in Canada, and some or all of its officers or directors may be residents of Canada or another country outside of the United States. A securityholder may not be able to sue a Canadian company or its officers or directors in a court in Canada or elsewhere outside of the United States for violations of U.S. securities laws. It may be difficult to compel a Canadian company and its affiliates to subject themselves to a U.S. court’s judgment.

Securityholders should be aware that the issuer may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases.

Forward-Looking Information Cautionary Statement

This News Release contains certain forward-looking information (referred to herein as “forward-looking statements”). Forward-looking statements are often, but not always, identified by the use of words such as “anticipate”, “believe”, “plan”, “scheduled”, “intend”, “objective”, “continuous”, “ongoing”, “estimate”, “expect”, “may”, “will”, “project”, “should”, or similar words suggesting future events, circumstances or outcomes. In particular, this News Release contains forward-looking information concerning Total’s intention to purchase Savanna Shares.

Forward-looking statements are based upon the opinions and expectations of management of Total as at the effective date of such statements. Although Total believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that those expectations will prove to have been correct. Forward-looking statements are subject to certain risks and uncertainties that could cause actual events or outcomes to differ materially from those anticipated or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, such things as changes in general economic conditions in Canada, the United States and elsewhere, the volatility of prices for oil and natural gas and other commodities, fluctuations in currency and interest rates and fluctuations in market prices for the publicly traded securities of Total and Savanna, and new laws and regulations (domestic and foreign). The forward-looking statements made in this News Release are based upon various assumptions and factors, including the assumption that common shares of Savanna will be available for purchase, through the facilities of the TSX, at prices not materially higher than those that have prevailed since the announcement of the Offer and are otherwise acceptable to Total.

Having regard to the various risk factors, readers should not place undue reliance upon the forward-looking statements contained in this News Release and such forward-looking statements should not be interpreted or regarded as guarantees of future outcomes.

The forward-looking statements contained in this News Release are made as of the date hereof and Total does not undertake any obligation to update or to revise any of the included forward-looking statements, except as required by applicable securities laws in force in Canada. The forward-looking statements contained in this News Release are expressly qualified by this cautionary statement.